UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2011

Ohr Pharmaceutical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-88480	#90-0577933
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 5th Ave, 28th Floor, New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212)-682-8452

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 16, 2011, Ohr Pharmaceutical Inc. (“we” or, the “Company”) completed a private placement offering (the “Offering”) pursuant to which the Company sold to various institutional and accredited investors (collectively, the “Investors”) 1,833,342 shares of its common stock at a price of $0.60 per share for gross proceeds of $1,100,000. Purchasers of the shares also received an aggregate of 916,678 five year warrants to purchase common stock at an exercise price of $0.65 per share. The Company plans to apply the net proceeds of this closing for further development of its lead compounds and general working capital. The Company did not engage any placement agent in connection with the Offering.

The sale of the Units and the securities contained therein were exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and Regulation D or Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering. The purchasers of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, with appropriate restrictive legends affixed to the certificates for securities issued in the Offering. All purchasers of the securities represented and warranted, among other things, that they were accredited investors within the meaning of Regulation D or non-U.S. persons within the meaning of Regulation S, that they had the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of an investment in the Company and had the ability to bear the economic risks of the investment, and that they had adequate access to information about the Company.

Exhibit No.	Description

10.24	Form of Subscription Agreement Dated December 16, 2011 by and between the Company and the Investors in the Private Placement.

10.25	Form of Class J Common Stock Purchase Warrant issued pursuant to the Subscription Agreement, dated as of December 16, 2011.

99.1	Press Release Dated December 19, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OHR PHARMACEUTICAL, INC.

Dated: December 20, 2011

	By:	/s/ Irach Taraporewala
Dr. Irach Taraporewala, President and CEO